Exhibit 99.1
News Release
JBT Corporation
70 W. Madison
Suite 4400
Chicago, IL 60602

For Release: April 29, 2020

Investors & Media:	Megan Rattigan	+1 312 861 6048

JBT Corporation Reports First Quarter 2020 Results
Provides COVID-19 Business Update

Highlights:

◦	Exceeds guidance for first quarter 2020 and withdraws full-year 2020 guidance due to COVID-19 uncertainties

◦	Focused on protecting the health and safety of associates globally while maintaining ability to service customers

◦	Maintains solid balance sheet and liquidity position while proactively managing operations and costs

◦	Plays a very important role in sustaining supply of food to the world

CHICAGO, April 29, 2020 - JBT Corporation (NYSE: JBT), a leading global technology solutions provider to high-value segments of the food & beverage industry, today reported results for the first quarter of 2020. Comparisons in this news release are to the comparable period of the prior year, unless otherwise noted.

"We have entered a challenging new environment since our last earnings release with the COVID-19 pandemic," said Tom Giacomini, Chairman, President, and Chief Executive Officer. "JBT's priorities are the health and safety of our employees, supporting our customers, the continued strength of our company, and maximizing opportunities created by the changes in our markets. I am extremely thankful and proud of our JBT team members who are contributing above and beyond to support these priorities. From the onset of the pandemic, it has been clear, based on our customers' direction, that JBT has a very important role to play supporting them in sustaining the supply of food to the world."

First Quarter 2020
"JBT's revenues exceeded the first quarter guidance we provided on our year-end earnings call," said Brian Deck, Executive Vice President and Chief Financial Officer. "Earnings exceeded our guidance due to revenue contribution, favorable mix, and cost control measures."

Revenue of $457.7 million in the first quarter of 2020 increased 10 percent, as growth of 3 percent organically and 8 percent from acquisitions was partially offset by a 1 percent headwind from foreign exchange translation.
First quarter 2020 operating income was $43.7 million and net income was $29.0 million. Adjusted EBITDA expanded 28 percent to $65.7 million, with a 210 basis point margin improvement to 14.4 percent of sales.
FoodTech revenue increased 5 percent as 11 percent growth from acquisitions more than offset a 3 percent decline organically and a 3 percent headwind from foreign exchange translation. FoodTech operating profit margin was unchanged at 13.1 percent while adjusted EBITDA margin expanded 50 basis points to 18.2 percent.
AeroTech revenue increased 20 percent, essentially all organic. AeroTech operating profit margin increased 430 basis points to 12.5 percent while adjusted EBITDA margin expanded 400 basis points to 13.3 percent.
Diluted earnings per share from continuing operations was $0.90 for the first quarter of 2020 compared with $0.62 for the first quarter of 2019. Adjusted earnings per share was $1.01 compared with $0.77 in the year-ago period.
First quarter 2020 orders increased 2 percent year over year with a 2 percent increase at FoodTech and a 1 percent increase at AeroTech. Backlog declined 7 percent year over year with a similar decline at both FoodTech and AeroTech.
COVID-19 Business Update
The business environment has changed substantially with the onset of the COVID-19 pandemic during the first quarter of 2020. FoodTech end markets have experienced disruption including significant shifts in food channels reflecting steep declines in demand in food service, including restaurants, offset with outsized demand for packaged food, meat and staples in retail. Some AeroTech end markets have been severely impacted by a decline in global passenger air travel, partially offset by resilience in infrastructure, cargo and military end markets. All end markets have also endured the unprecedented challenges of operating in an environment with unforeseen governmental restrictions and shutdowns. All of these factors generate customer challenges often resulting in constrained capital expenditures, and the need for strong ongoing support.
While the majority of JBT's daily operations have been fully functional to support these critical infrastructure industries, we have also enacted strict operational adjustments to better protect the health of our employees and others, including significant travel restrictions, increased facility cleaning, social distancing protocols, staggered shifts, and work from home requirements. JBT is quickly reacting to this new reality to better assure the overall safety of our employees while meeting the near-term demand from customers.
"We are focused on aligning JBT's cost structure with market conditions, including a hiring freeze; significant cuts to discretionary spending; reductions in executive compensation, incentive compensation, and work hours; temporary furloughs and, where necessary, layoffs," continued Deck. "The actions yielded year over year savings of approximately $6 million, or $0.14 per share, in the first quarter with a $15 million year over year reduction in our cost structure anticipated in the second quarter, or $9 million sequentially."
"We believe cash on hand and availability under our revolver provides JBT adequate liquidity, and we are focusing our capital allocation on debt reduction as we manage through the uncertainty of the pandemic," concluded Deck. As of March 31, 2020, JBT had liquidity of $328 million and maintained a leverage ratio of 2.4 times net debt to EBITDA, as defined in the bank agreement.

Outlook
Given the tremendous uncertainty in the marketplace resulting from the pandemic, and based on current information available to management, the Company foresees a 10 - 15 percent sequential decline in revenue in the second quarter of 2020, with an estimated 5 percent decline at FoodTech and an estimated 30 percent decline at AeroTech. While operating results in both segments will benefit from cost reductions, the anticipated revenue decline at AeroTech is expected to drive significant margin contraction. FoodTech operating margins could remain consistent sequentially. Directionally, FoodTech may experience further sequential revenue declines in the third quarter while AeroTech revenue could be flat to up sequentially.

The Company is withdrawing earnings guidance for full year 2020 due to the limited visibility into the length of the pandemic and the severity of its impact on JBT, its customers, and suppliers.

"We are confident in JBT's ability to manage through the challenges and capitalize on the opportunities created from the changes in our markets, by leveraging our operating discipline, diverse customer base and product offering, strong competitive position, and benefits of our recurring revenue stream," concluded Giacomini.

First Quarter 2020 Earnings Conference Call
A conference call is scheduled for 10:00 a.m. ET on Thursday, April 30, 2020, to discuss first quarter financial results. Participants may access the conference call by dialing (833) 238-7952 in the U.S. and Canada or (647) 689-4200 for international callers and using conference ID 4293219 or through the link on our website at https://www.jbtc.com/investors. An online audio replay of the call will be available on the Company’s Investor Relations website at approximately 1:30 p.m. ET on April 30, 2020.
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JBT Corporation (NYSE: JBT) is a leading global technology solutions provider to high-value segments of the food & beverage industry with focus on proteins, liquid foods and automated system solutions. JBT designs, produces and services sophisticated products and systems for multi-national and regional customers through its FoodTech segment. JBT also sells critical equipment and services to domestic and international air transportation customers through its AeroTech segment. JBT Corporation employs approximately 6,400 people worldwide and operates sales, service, manufacturing and sourcing operations in more than 25 countries. For more information, please visit www.jbtc.com.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond JBT’s ability to control. Forward-looking statements include, among others, statements relating to the expected impact of the COVID-19 pandemic on our business and our results of operations, our plans to mitigate the impact of the pandemic, our future financial performance, our strategic plans, our restructuring plans and expected cost savings from those plans and our liquidity. These risks and uncertainties include, but are not limited to: the duration of the COVID-19 pandemic and the effects of the pandemic on our ability to operate our business and facilities, on our customers, on our supply chains and on the economy generally; fluctuations in our financial results; unanticipated delays or acceleration in our sales cycles; deterioration of economic conditions; disruptions in the political, regulatory, economic and social conditions of the countries in which we conduct business; changes to trade regulation, quotas, duties or tariffs; risks associated with current and future acquisitions; potential effects of the U.K.’s exit from the E.U.; fluctuations in currency exchange rates; difficulty in implementing our business strategies; increases in energy or raw material prices and availability of raw materials; changes in food consumption patterns; impacts of pandemic illnesses, food borne illnesses and diseases to various agricultural products; weather conditions and natural disasters; impact of climate change and environmental protection initiatives; risks related to corporate social responsibility; our ability to comply with the laws and regulations governing our U.S. government contracts; acts of terrorism or war; termination or loss of major customer contracts and risks associated with fixed-price contracts; customer sourcing initiatives; competition and innovation in our industries; our ability to develop and introduce new or enhanced products and services and keep pace with technological developments; difficulty in developing, preserving and protecting our intellectual property or defending claims of infringement; catastrophic loss at any of our facilities and business continuity of our information systems; cyber-security risks; loss of key management and other personnel; potential liability arising out of the installation or use of our systems; our ability to comply with U.S. and international laws governing our operations and industries; increases in tax liabilities; work stoppages; fluctuations in interest rates and returns on pension assets; availability of and access to financial and other resources; and other factors described under the captions “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and the Company’s most recent Quarter Report on Form 10-Q filed by JBT with the Securities and Exchange Commission. In addition, many of our risks and uncertainties are currently amplified by and will continue to be amplified by the COVID-19 pandemic. Given the highly fluid nature of the COVID-19 pandemic, it is not possible to predict all such risks and uncertainties and there may be additional risks that we consider material or which are unknown. JBT cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements. JBT undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future developments, subsequent events or changes in circumstances or otherwise.
We provide non-GAAP financial measures in order to increase transparency in our operating results and trends. These non-GAAP measures eliminate certain costs or benefits from, or changes the calculation of, a measure as calculated under U.S. GAAP. By eliminating these items, we believe we provide a more meaningful comparison of our ongoing operating results, consistent with how management evaluates performance. Management uses these non-GAAP measures in financial and operational evaluation, planning and forecasting.
These calculations may differ from similarly-titled measures used by other companies. The non-GAAP financial measures disclosed are not intended to be used as a substitute for, nor should they be considered in isolation of, financial measures prepared in accordance with U.S. GAAP.

JBT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited and in millions, except per share data)

	Three Months Ended March 31,
	2020	2019

Revenue	$457.7	$417.5
Cost of sales	314.7	289.9

Gross profit	143.0	127.6
Gross profit %	31.2%	30.6%

Selling, general and administrative expense	97.3	91.7
Restructuring expense	2.0	5.9

Operating income	43.7	30.0
Operating income %	9.5%	7.2%

Pension expense, other than service cost	1.0	0.5
Net interest expense	4.8	3.3
Income from continuing operations before income taxes	37.9	26.2
Provision for income taxes	8.9	6.5
Income from continuing operations	29.0	19.7
Loss from discontinued operations, net of taxes	—	—
Net income	$29.0	$19.7

Basic earnings per share:
Income from continuing operations	$0.91	$0.62
Loss from discontinued operations	—	—
Net income	$0.91	$0.62

Diluted earnings per share:
Income from continuing operations	$0.90	$0.62
Loss from discontinued operations	—	(0.01)
Net income	$0.90	$0.61

Weighted average shares outstanding
Basic	31.9	31.8
Diluted	32.1	32.0

JBT CORPORATION
NON-GAAP FINANCIAL MEASURES
RECONCILIATION OF DILUTED EARNINGS PER SHARE TO ADJUSTED DILUTED EARNINGS PER SHARE
(Unaudited and in millions, except per share data)

	Three Months Ended March 31,
	2020	2019

Income from continuing operations as reported	$29.0	$19.7

Non-GAAP adjustments:
Restructuring expense	2.0	5.9
M&A related costs	2.5	0.7
Impact on tax provision from Non-GAAP adjustments(1)	(1.1)	(1.6)
Adjusted income from continuing operations	$32.4	$24.7

Income from continuing operations as reported	$29.0	$19.7
Total shares and dilutive securities	32.1	32.0
Diluted earnings per share from continuing operations	$0.90	$0.62

Adjusted income from continuing operations	$32.4	$24.7
Total shares and dilutive securities	32.1	32.0
Adjusted diluted earnings per share from continuing operations	$1.01	$0.77

(1) Impact on tax provision was calculated using the Company’s annual tax rate excluding discrete adjustments of 24.0% and 24.6% for March 31, 2020 and 2019, respectively.
The above table reports adjusted income from continuing operations and adjusted diluted earnings per share from continuing operations, which are non-GAAP financial measures. We use these measures internally to make operating decisions and for the planning and forecasting of future periods, and therefore provide this information to investors because we believe it allows more meaningful period-to-period comparisons of our ongoing operating results, without the fluctuations in the amount of certain costs that do not reflect our underlying operating results.

JBT CORPORATION
NON-GAAP FINANCIAL MEASURES
RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
(Unaudited and in millions)

	Three Months Ended March 31,
	2020	2019

Net income	$29.0	$19.7

Loss from discontinued operations, net of taxes	—	—

Income from continuing operations as reported	29.0	19.7

Income tax provision	8.9	6.5
Interest expense, net	4.8	3.3
Depreciation and amortization	17.5	14.7

EBITDA	60.2	44.2

Restructuring expense	2.0	5.9
Pension expense, other than service cost	1.0	0.5
M&A related costs	2.5	0.7

Adjusted EBITDA	$65.7	$51.3

The above table reports EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. Given the Company’s focus on growth through acquisitions, management believes EBITDA facilitates an evaluation of business performance while excluding the impact of amortization due to the step up in value of intangible assets, and the depreciation of fixed assets. We use Adjusted EBITDA internally to make operating decisions and believe this information is helpful to investors because it allows more meaningful period-to-period comparisons of our ongoing operating results.

JBT CORPORATION
BUSINESS SEGMENT DATA
(Unaudited and in millions)

	Three Months Ended March 31,
	2020	2019
Revenue
JBT FoodTech	$309.7	$294.6
JBT AeroTech	148.0	122.9
Total revenue	$457.7	$417.5

Income before income taxes
Segment operating profit(1)(2):
JBT FoodTech	$40.7	$38.7
JBT FoodTech segment operating profit %	13.1%	13.1%

JBT AeroTech	18.5	10.1
JBT AeroTech segment operating profit %	12.5%	8.2%

Total segment operating profit	59.2	48.8
Total segment operating profit %	12.9%	11.7%

Corporate expense	13.5	12.9
Restructuring expense	2.0	5.9
Operating income	$43.7	$30.0
Operating income %	9.5%	7.2%

Other business segment information

	Three Months Ended March 31,
Inbound orders	2020	2019
JBT FoodTech	$315.5	$309.1
JBT AeroTech	154.6	152.7
Total inbound orders	$470.1	$461.8

	As of March 31,
	2020	2019
Order Backlog
JBT FoodTech	$395.0	$423.3
JBT AeroTech	310.0	337.5
Total order backlog	$705.0	$760.8

(1) Segment operating profit is defined as total segment revenue less segment operating expenses. Corporate expense, restructuring expense, interest income and expense, pension expense other than service, and income taxes are not allocated to the segments. Corporate expense generally includes corporate staff-related expense, stock-based compensation, LIFO adjustments, certain foreign currency related gains and losses, and the impact of unusual or strategic events not representative of segment operations.

(2) Total segment operating profit, as presented elsewhere in this release, is a non-GAAP measure.  The table above includes a reconciliation of total segment operating profit to operating income.  We believe that this measure provides to investors a more comprehensive understanding of the information used by management in evaluating the performance of its segment operations.  It is not intended to nor shall be considered in isolation or as a substitute for financial measures prepared in accordance with U.S. GAAP.

JBT CORPORATION
NON-GAAP FINANCIAL MEASURES
RECONCILIATION OF OPERATING PROFIT TO ADJUSTED EBITDA BY SEGMENT
(Unaudited and in millions)

	Three Months Ended March 31, 2020
(In millions)	JBT FoodTech	JBT AeroTech	Corporate (Unallocated)	Consolidated
Operating profit	$40.7	$18.5	$(15.5)	$43.7
Restructuring expense	—	—	2.0	2.0
M&A related costs	—	—	2.5	2.5
Adjusted operating profit	40.7	18.5	(11.0)	48.2
Depreciation and amortization	15.6	1.2	0.7	17.5
Adjusted EBITDA	$56.3	$19.7	$(10.3)	$65.7

Revenue	$309.7	$148.0	$—	$457.7
Operating profit %	13.1%	12.5%		9.5%
Adjusted operating profit %	13.1%	12.5%		10.5%
Adjusted EBITDA %	18.2%	13.3%		14.4%

	Three Months Ended March 31, 2019
(In millions)	JBT FoodTech	JBT AeroTech	Corporate (Unallocated)	Consolidated
Operating profit	$38.7	$10.1	$(18.8)	$30.0
Restructuring expense	—	—	5.9	5.9
M&A related costs	0.4	0.3	—	0.7
Adjusted operating profit	39.1	10.4	(12.9)	36.6
Depreciation and amortization	12.9	1.0	0.8	14.7
Adjusted EBITDA	$52.0	$11.4	$(12.1)	$51.3

Revenue	$294.6	$122.9	$—	$417.5
Operating profit %	13.1%	8.2%		7.2%
Adjusted operating profit %	13.3%	8.5%		8.8%
Adjusted EBITDA %	17.7%	9.3%		12.3%

The above table reports EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. Given the Company’s focus on growth through acquisitions, management believes EBITDA facilitates an evaluation of business performance while excluding the impact of amortization due to the step up in value of intangible assets, and the depreciation of fixed assets. We use Adjusted EBITDA internally to make operating decisions and believe this information is helpful to investors because it allows more meaningful period-to-period comparisons of our ongoing operating results.

JBT CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited and in millions)

	March 31,	December 31,
	2020	2019

Cash and cash equivalents	$75.4	$39.5
Trade receivables, net of allowances	338.7	363.3
Inventories	237.2	245.0
Other current assets	51.7	60.4
Total current assets	703.0	708.2

Property, plant and equipment, net	261.3	265.6
Other assets	919.9	941.1
Total assets	$1,884.2	$1,914.9

Short-term debt and current portion of long-term debt	$0.3	$0.9
Accounts payable, trade and other	159.2	198.6
Advance and progress payments	102.5	107.0
Other current liabilities	150.1	168.0
Total current liabilities	412.1	474.5

Long-term debt, less current portion	733.6	698.3

Accrued pension and other post-retirement benefits, less current portion	71.4	73.9
Other liabilities	96.4	98.7

Common stock and additional paid-in capital	232.0	229.5
Retained earnings	557.6	532.8
Accumulated other comprehensive loss	(218.9)	(192.8)
Total stockholders' equity	570.7	569.5
Total Liabilities and Stockholders' Equity	$1,884.2	$1,914.9

JBT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited and in millions)

	Three Months Ended March 31,
	2020	2019

Cash flows from operating activities:
Income from continuing operations	$29.0	$19.7

Adjustments to reconcile income to cash provided by operating activities:
Depreciation and amortization	17.5	14.7
Other	4.4	3.9

Changes in operating assets and liabilities:
Trade accounts receivable, net	14.7	27.8
Inventories	(2.8)	(14.1)
Accounts payable, trade and other	(36.3)	(37.4)
Advance and progress payments	(0.8)	3.8
Other - assets and liabilities, net	(11.9)	(16.4)

Cash provided by continuing operating activities	13.8	2.0

Cash required by discontinued operating activities	—	(0.1)

Cash provided by operating activities	13.8	1.9

Cash flows required by investing activities:
Acquisitions, net of cash acquired	—	(47.3)
Capital expenditures	(9.2)	(7.6)
Other	0.8	—

Cash required by investing activities	(8.4)	(54.9)

Cash flows provided by financing activities:
Net proceeds on credit facilities	37.5	60.5
Dividends	(3.2)	(3.2)
Other	—	(3.6)

Cash provided by financing activities	34.3	53.7

Effect of foreign exchange rate changes on cash and cash equivalents	(3.8)	0.2

Increase in cash and cash equivalents	35.9	0.9

Cash and cash equivalents, beginning of period	39.5	43.0

Cash and cash equivalents, end of period	$75.4	$43.9

JBT CORPORATION
NON-GAAP FINANCIAL MEASURES
FREE CASH FLOW
(Unaudited and in millions)

	Three Months Ended March 31,
	2020	2019

Cash provided by continuing operating activities	$13.8	$2.0
Less: capital expenditures	9.2	7.6
Plus: proceeds from sale of fixed assets	0.8	—
Plus: pension contributions	0.2	0.2
Free cash flow (FCF)	$5.6	$(5.4)

The above table reports Free cash flow, which is a non-GAAP financial measure. We use Free cash flow internally as a key indicator of our liquidity and ability to service debt, invest in business combinations, and return money to shareholders and believe this information is useful to investors because it provides an understanding of the cash available to fund these initiatives. For Free cash flow purposes we consider contributions to pension plans to more comparable to payment of debt, and therefore exclude these contributions from the calculation of Free cash flow.